Exhibit 21.1

                               PLANET ZANETT, INC.

                              List of Subsidiaries
                              as of March 31, 2001

         Name                                             State of Incorporation
         ----                                             ----------------------

Planet Zanett Corporate Incubator, Inc.                           Delaware

Planet Zanett Asset Management, Inc.                              Delaware